Exhibit 99.3

SIRVA, Inc.

Calculation of Return on Incremental Invested Capital

Return on incremental invested capital is calculated by dividing earnings before interest less income taxes, excluding equity-based compensation expense and debt extinguishment costs associated with our 2003 initial public offering, for the preceeding four quarters in the numerator by the change in the rolling average invested capital for the previous 13-month period compared to the prior 13-month rolling average invested capital in the denominator.  Invested capital is defined as total debt, less the mortgage warehouse and relocation financing facilities, plus equity.

Rolling 4-quarter earnings before interest and tax @ March 31, 2003 (1)	100,611
Rolling 4-quarter earnings before interest and tax @ March 31, 2004 (2)	134,190
Incremental earnings before interest and tax	33,579

Rolling 13-month average invested capital @ March 31, 2003	784,277
Rolling 13-month average invested capital @ March 31, 2004	878,100
Incremental invested capital	93,823

(1) excludes $37,588 of debt extinquishment and $3,537 of equity-based compensation expense

(2) excludes $37,588 of debt extinquishment and $4,011 of equity-based compensation expense

Incremental earnings before interest and tax	33,579		Pre-Tax
Incremental invested capital	93,823	=	35.8%

Tax rate - rolling 4-quarter average:	Tax	Pre-Tax Income	Rate
Q1 2004	3,201	9,623	33.3%
Q2 2003 - Q4 2003	10,507	30,923	34.0%
Total	13,708	40,546	33.8%

After-Tax
Pre-tax return of	35.8%	x	1 - Tax rate	66.2%	=	23.7%